Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal First Quarter 2020 Results

Dubuque, Iowa – October 28, 2019 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today reported fiscal first quarter 2020 results.

Operating Results

Net sales for the quarter ended September 30, (in millions):

	2019	2018	$ Change	% Change
Residential	$88.6	$96.0	$(7.4)	(7.7)%
Contract	11.7	17.4	(5.7)	(32.7)
Total	$100.3	$113.5	$(13.1)	(11.6)%

Net sales were $100.3 million for the quarter ended September 30, 2019 compared to net sales of $113.5 million in the prior year quarter, a decrease of 11.6%. Residential net sales declined 7.7% versus the prior year quarter as the ongoing 25% tariff and customer and consumer resistance to price increases to offset the tariff continued to pressure sales. Contract net sales fell 32.7%, due largely to our planned exit of the commercial office and custom-designed hospitality product lines along with a decline in demand for vehicle seating and healthcare.

The Company reported net earnings of $9.6 million or $1.17 per diluted share for the quarter ended September 30, 2019, compared to net income of $1.3 million or $0.16 per diluted share in the prior year quarter. The reported net earnings included an $18.9 million pre-tax gain on the sale of the Riverside, California facility, a $6.0 million pre-tax restructuring expense, and a $0.2 million pre-tax inventory impairment, which was related to the restructuring.  Excluding these items (see attached non-GAAP disclosure), the Company reported adjusted net income of $0.0 million, or $0.00 per diluted share, as compared to adjusted net income of $2.3 million or $0.29 per diluted share in the first quarter of fiscal 2019.

Gross margin as a percent of net sales for the first quarter was 17.2% compared to 19.2% for the prior year quarter. The 200-basis point (“bps”) year-over-year decline in gross margin resulted primarily from decreased volume and a negative mix shift, along with depreciation expense for the Dubuque manufacturing plant and foreign exchange translation. Improving labor productivity from the restructuring and consolidation of manufacturing plants offset approximately 110 bps of the decline.

Selling, general and administrative (SG&A) expenses were 17.4% of net sales in the first quarter compared to 17.8% of net sales in the year ago period. Overall SG&A expenses decreased $2.7 million relative to the first quarter last year, reflecting approximately $0.8 million benefit of restructuring efforts from late fiscal 2019 as well as the absence of severance expense in the first quarter of 2019 related to a CEO transition.

The Company reported a $3.2 million provision for income taxes, or an effective rate of 25.2% during the first quarter compared to tax expense of $0.5 million in the prior year quarter, or an effective rate of 27.0%.

Liquidity

Working capital (current assets minus current liabilities) at September 30, 2019 was $125.8 million compared to $118.2 million at June 30, 2019. Changes in working capital included increases of $4.6 million in current assets, reflecting a $14.0 million increase in cash and cash equivalents primarily due to the sales proceeds of the Riverside property and a $7.5 million decrease in other current assets primarily due to the collection of a tax refund of $4.6 million. Current liabilities decreased $3.0 million due to a $3.9 million decrease in accounts payable. The sale of the Riverside facility generated net proceeds of $19.6 million after customary closing costs, pro-rations and commissions, and capital expenditures for the three months ended September 30, 2019 were $0.5 million.

Management Commentary

“Our first-quarter results reflected both the challenges we continued to experience due to the 25% tariff on furniture imported from China and customer and consumer resistance to price increases to offset the tariff, and also the early benefits from our restructuring activities. While the environment remains difficult, we did see bright spots with improving demand in select residential categories as well as continued sequential growth in our e-commerce business. Our confidence in our ability to navigate the conditions is reinforced by the top talent we are attracting to Flexsteel, including key hires in sales and marketing during the quarter. We also strengthened our board with the addition of Charlie Eitel and Matt Kaness, both of whom have extensive expertise and valuable insight in areas critical to Flexsteel,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

Dittmer added, “Our focus remains on taking deliberate and decisive steps to enable the Company to reach EBIT margins of 7% or higher on a run rate basis by the end of 2021. The sale of our Riverside facility in the first quarter was part of our ongoing effort to ensure we improve the return on invested capital. There is still significant work ahead – continuing to optimize our supply chain to minimize costs while also maintaining our focus on quality products, which is key to the long-term growth of Flexsteel.”

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, October 29, 2019 to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at (877) 270-2148. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A recorded replay can be accessed through November 12, 2019 by dialing (877) 344-7529; passcode: 10136259.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929 celebrated its 125th anniversary of the Company’s founding in 1893 during 2018.  Flexsteel Industries, Inc. is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel SpringTM – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, healthcare, and recreational seating, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, timing to implement restructuring and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2019	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$36,236	$22,247
Trade receivables, net	36,325	38,157
Inventories	93,568	93,659
Other	4,432	11,904
Total current assets	170,561	165,967

NONCURRENT ASSETS:
Property, plant and equipment, net	76,486	79,238
Operating lease right-of-use assets	11,516	—
Other	8,909	9,082

TOTAL ASSETS	$267,472	$254,287
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$14,506	$18,414
Accrued liabilities	30,262	29,350
Total current liabilities	44,768	47,764

LONG-TERM LIABILITIES	8,181	1,096
Total liabilities	52,949	48,860

SHAREHOLDERS' EQUITY	214,523	205,427

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$267,472	$254,287

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2019	2018
Net sales	$100,348	$113,487
Cost of goods sold	(83,127)	(91,696)
Gross margin	17,221	21,791
Selling, general and administrative	(17,475)	(20,196)
Restructuring expense	(6,004)	—
Gain on sale of facility	18,941	—
Operating income	12,683	1,595
Other income (expense)	86	181
Income before income taxes	12,769	1,776
Income tax provision	(3,218)	(480)
Net income	$9,551	$1,296
Weighted average number of common shares outstanding:
Basic	7,928	7,875
Diluted	8,190	7,921
Earnings per share of common stock:
Basic	$1.20	$0.16
Diluted	$1.17	$0.16

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2019	2018
OPERATING ACTIVITIES:
Net income	$9,551	$1,296
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,484	1,903
Deferred income taxes	(13)	(376)
Stock-based compensation expense	1,416	549
Change in provision for losses on accounts receivable	(238)	—
Gain on disposition of capital assets	(18,941)	(33)
Changes in operating assets and liabilities	2,422	6,559
Net cash (used in) provided by operating activities	(3,319)	9,898
INVESTING ACTIVITIES:
Net proceeds from sales (purchases of) investments	—	(2,001)
Proceeds from sale of capital assets	19,625	33
Capital expenditures	(512)	(10,434)
Net cash provided by (used in) investing activities	19,113	(12,402)
FINANCING ACTIVITIES:
Dividends paid	(1,738)	(1,729)
Proceeds from issuance of common stock	—	43
Shares issued to employees, net of shares withheld	(67)	(211)
Net cash used in financing activities	(1,805)	(1,897)
Increase (decrease) in cash and cash equivalents	13,989	(4,401)
Cash and cash equivalents at beginning of period	22,247	27,750
Cash and cash equivalents at end of period	$36,236	$23,349

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three months ended September 30, 2019 and 2018:

	Three Months Ended
	September 30,
(in thousands)	2019	2018
Reported GAAP Net income	$9,551	$1,296
Restructuring expense	6,004	—
CEO transition costs	—	1,345
Inventory impairment related to restructuring	179	—
Gain on sale of facility	(18,941)	—
Tax impact of adjustments(1)	3,215	(364)
Non-GAAP net income	$8	$2,277

(1)Effective tax rate of 25.2% and 27.0% used to calculate the three months ended September 30, 2019 and September 30, 2018, respectively.

Reconciliation of GAAP earnings per share (EPS) of common stock to non-GAAP adjusted EPS of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP EPS to the calculation of non-GAAP adjusted EPS for the three months September 30, 2019 and 2018:

	Three Months Ended
	September 30,
	2019	2018
Reported GAAP Diluted EPS	$1.17	$0.16
Restructuring expense	0.73	—
CEO transition costs	—	0.17
Inventory impairment related to restructuring	0.02	—
Gain on sale of facility	(2.31)	—
Tax impact of adjustments(1)	0.39	(0.04)
Non-GAAP Diluted EPS	$0.00	$0.29

(1)Effective tax rate of 25.2%  and 27.0% used to calculate the three months ended September 30, 2019 and September 30, 2018, respectively.

INVESTOR CONTACT:

Donni Case, Financial Profiles	310.622.8224
Margaret Boyce, Financial Profiles	310.622.8247
FLXS@finprofiles.com